UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2019

THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	440 Lincoln Street, Worcester, Massachusetts (Address of principal executive offices)	01653 (Zip Code)
(508) 855-1000 Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $.01 par value	THG	New York Stock Exchange
7 5/8% Senior Debentures due 2025	THG	New York Stock Exchange
6.35% Subordinated Debentures due 2053	THGA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 5, 2019, The Hanover Insurance Group, Inc. (the “Company”) entered into an accelerated share repurchase agreement with Wells Fargo Bank, N.A. (the “Dealer”) to repurchase an aggregate of $150.0 million of the Company’s common stock (the “ASR Agreement”). The Company will acquire the shares under the ASR Agreement as part of its Share Repurchase Program (as defined in Item 8.01).

Pursuant to the terms of the ASR Agreement, on December 9, 2019, the Company will pay $150.0 million to the Dealer and receive an estimated initial delivery of 896,860 shares of the Company’s common stock from the Dealer, which is approximately 80% of the total number of shares of the Company’s common stock expected to be repurchased under the ASR Agreement. At settlement, the Dealer may be required to deliver additional shares of common stock to the Company or, under certain circumstances, the Company may be required to deliver shares of its common stock or may make a cash payment to the Dealer, based generally on the average of the daily volume-weighted average prices of the Company’s common stock during the term of the ASR Agreement. The ASR Agreement contains provisions customary for agreements of this type, including provisions for adjustments to the transaction terms, the circumstances generally under which the ASR Agreement may be accelerated, extended or terminated early by the Dealer and various acknowledgments, representations and warranties made by the parties to one another. Final settlement of the ASR Agreement is expected to be completed in the first quarter of 2020.

The foregoing description of the ASR Agreement is qualified in its entirety by reference to such agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information with respect to the ASR Agreement in Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events.

On December 5, 2019, the Board of Directors of the Company (the “Board”) declared a regular quarterly cash dividend of $0.65 per share of the Company’s common stock (the “Ordinary Dividend”), and a special cash dividend of $2.50 per share of the Company’s common stock (the “Special Dividend”). The Special Dividend will result in an aggregate payment of approximately $100.0 million to the Company’s stockholders. The Special Dividend and Ordinary Dividend will be paid on December 27, 2019 to stockholders of record as of the close of business on December 16, 2019. The Special Dividend will be funded from the proceeds from the sale of the Company’s Lloyd’s business.

On December 5, 2019, the Board increased the existing share repurchase authorization to $900 million (the “Share Repurchase Program”). The Company now has approximately $335.0 million remaining under the Share Repurchase Program after accounting for the $150.0 million ASR Agreement and all shares otherwise repurchased during the year.

After accounting for the current ASR Agreement, as well as other share activity during the year, the Company expects its ending shares outstanding as of December 31, 2019 to be approximately 38.4 million and its weighted average shares (diluted) to be approximately 39.8 million and 40.6 million for the fourth quarter and full year 2019, respectively.

A copy of the press release announcing the execution of the ASR Agreement, the declaration of the Special Dividend and Ordinary Dividend, and the increase in the Share Repurchase Program authorization is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

The following exhibits are furnished herewith.

Exhibit 10.1	Form of Accelerated Share Repurchase Confirmation between The Hanover Insurance Group, Inc. and Wells Fargo Bank, N.A., dated December 5, 2019.

Exhibit 99.1	Press Release dated December 5, 2019.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Exhibit Index

Exhibit 10.1	Form of Accelerated Share Repurchase Confirmation between The Hanover Insurance Group, Inc. and Wells Fargo Bank, N.A., dated December 5, 2019.

Exhibit 99.1	Press Release dated December 5, 2019.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Hanover Insurance Group, Inc. (Registrant)

Date: December 6, 2019	By:	/s/ J. Kendall Huber
J. Kendall Huber
Executive Vice President, General Counsel and Asst. Secretary

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